                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Travelocity.com Inc. pertaining to the Travelocity Holdings, Inc. Employee Stock Purchase Plan and Travelocity.com LP Employee Stock Purchase Plan of (i) our report dated July 30, 1999, except as to Note 10 as to which the date is October 29, 1999, with respect to the financial statements of the Travelocity Division and (ii) our report dated October 29, 1999 with respect to the balance sheet of Travelocity.com Inc. included in the Registration Statement (Form S-4 No. 333-95757) filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP



March 6, 2000
Dallas, Texas